CONSULTING AGREEMENT

This Agreement up-dated October 1st, 2025, is made by and between Dennis Burns, referred to as the "Consultant", and Greenpro Capital Corp, a Nevada Corporation, referred to as the "Company".

Consultation Services

The Company hereby engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement: The Consultant will consult with the officers and advisors of the Company concerning matters relating to investor relations. The consultant will allow the company to use Dennis Burns's name, address and phone number on ALL PRESS RELEASES as "Investor Relations" The Consultant will not engage in ANY STOCK PROMOTIONS. The consultant will keep the Company up to date on any correspondence received pertaining to the Company. The Consultant will directly report to Gilbert Loke, CFO, or any other person or designated by the President.

Terms of Agreement

This Agreement will begin October 1st, 2025, and will be for 12 months.

Place Where Services Will Be Rendered. The Consultant will perform most services in accordance with this contract at places and locations needed.

Payment to Consultant

The Consultant will be paid $5,000.00 US per month at the beginning of each month in advance in cash by either company check or bank wire. Consultant, from time to time, may be reimbursed for costs directly attributed to this Agreement, if such costs are pre-approved by the company in writing.

Share Issuance

The consultant will not be issued shares of the Company's stock GRNQ currently trading on Nasdaq.

Independent Contractor

Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the Consultant shall

be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

Confidential Information

The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant's obligations in accordance with this contract, which concerns the personal, financial, proprietary information or confidential material or other affairs of the Company will be treated by the Consultant in full confidence and will not be revealed to any other person, firm or organization without the consent of the Company.

Employment of Others

The Company may from time-to-time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company, but in no event shall the Consultant employ others without the prior authorization of the Company.

Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of Nevada

Signatures

Both the Company and the Consultant agree to this Agreement.

COMPANY: Greenpro Capital Corp.

______________________________ Date: October 1, 2025

By: *Lee Chong Kuang, CEO and Director*

INVESTOR RELATIONS CONSULTANT: Dennis Burns

______________________________ Date: October 1, 2025

By: *Dennis Burns, Managing Director*